Exhibit 4.4

EXECUTION VERSION

NEITHER THIS 5.5% CONVERTIBLE SENIOR NOTE DUE 2029 (THIS “NOTE”) NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE, IF ANY, HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE AND THE SECURITIES INTO WHICH IT IS CONVERTIBLE, IF ANY, MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED OR PLEDGED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OR TO PERSONS OUTSIDE OF THE US PURSUANT TO REGULATION S UNDER SAID ACT.

5.5% CONVERTIBLE SENIOR NOTE DUE 2029

Original Principal Amount: $9,390,500.00

Issuance Date: June 4, 2024

Tamboran Resources Corporation, a Delaware corporation (the “Issuer”), in exchange for the full cancelation of the Existing H&P Debt, hereby promises to pay Helmerich & Payne International Holdings LLC or its registered assigns (the “Holder”) the amount set out above as the Original Principal Amount, as such amount may be (i) increased pursuant to the payment in kind of any interest as provided in Section 3 and any other additional amounts due and added to such amount pursuant to the terms hereof or (ii) reduced, without duplication, pursuant to any conversion, exchange, redemption or repayment effected in accordance with the terms hereof (the balance of such amount from time to time being the “Outstanding Principal Balance”), and any other amounts owed hereunder, when due, whether upon the Maturity Date, redemption, acceleration, or otherwise (in each case in accordance with the terms hereof), upon demand on the Maturity Date. The parties hereto agree that the Existing H&P Debt shall be deemed canceled and of no further force and effect upon issuance of this Note. This 5.5% Convertible Senior Note Due 2029 (including all New Notes (as defined below) issued in exchange, transfer or replacement hereof, this “Note”) is issued pursuant to the terms and conditions set forth below.

SECTION 1. DEFINITIONS.

“Applicable Market” means the New York Stock Exchange or the NASDAQ Stock Market.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to close.

“Common Stock” means the common stock of the Issuer.

“Discount Rate” means 20%.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing H&P Debt” means 100% of the undrawn existing convertible note obligations with the Holder, including the mobilization expenses related to transporting a Holder super-spec FlexRig® Flex 3 Rig from the United States to the Northern Territory, Australia.

“Governmental Authority” means the government of the United States, any other nation, or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies).

“Guarantor” means each guarantor party hereto and any wholly-owned subsidiary that becomes a Guarantor pursuant to Section 9 hereof.

“IPO” means a bona fide underwritten public offering of the Issuer’s Common Stock.

“IPO Conversion Time” means the time of the execution of the underwriting agreement entered into by the Issuer and the underwriters in connection with the IPO (provided, that in the event such IPO is not consummated, such conversion shall be null and void ab initio and the Note that converted in connection with such IPO will be reinstated and reissued in the full amount prior to such conversion and subject to the same terms and conditions in effect prior to such conversion).

“IPO Conversion Price” means, with respect to an IPO, the public offering price per share of the Common Stock to be set forth in the definitive underwriting agreement for such underwritten public offering.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, code, ruling, or order of, including the administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, or any agreement with, any Governmental Authority.

“Maturity Date” means July 1, 2029.

“Non-Qualified IPO” means an IPO that does not constitute a Qualified IPO.

“Note Obligations Amount” means, at the date of determination, the sum of (i) the Outstanding Principal Balance and (ii) any accrued and unpaid interest thereon.

“Open of Business” means 9:00 a.m., New York City time.

“Person” means any individual, corporation, limited liability company, partnership, trust, association or other entity.

“Qualified IPO” means a bona fide underwritten public offering of the Issuer’s Common Stock in which (i) such stock is listed on an Applicable Market, and (ii) the Issuer receives aggregate gross proceeds (before deduction of underwriters’ discounts and commissions or other similar fees, if any) which are equal to or greater than $100,000,000.

“RRA” means that certain registration rights agreement to be entered into between the Issuer and Sheffield Holdings, substantially in the form provided to Holder.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sheffield Holdings” means Sheffield Holdings, LP, a Delaware limited partnership.

“Taxes” means any and all taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

SECTION 2. PAYMENT OF PRINCIPAL.

If this Note has not yet been converted or otherwise repaid, the Note Obligations Amount shall be due and payable on the Maturity Date upon demand of the Holder.

SECTION 3. PAYMENT OF INTEREST.

(A) During the term of this Note, interest shall accrue on the Outstanding Principal Balance at a rate of 5.5% per annum from, and including, the Issuance Date until, but excluding, the Maturity Date or such earlier date of redemption, prepayment or conversion, which, in the case of conversion shall be deemed to occur at the IPO Conversion Time.

(B) Accrued interest shall be payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year, commencing on October 1, 2024 (provided that if any date is not a Business Day, such interest payment date shall be extended to the next succeeding Business Day) (each, a “Interest Payment Due Date”), by, at the Issuer’s election (in its sole discretion), either (i) adding such accrued interest to the Outstanding Principal Balance under this Note on such Interest Payment Due Date (such payment, a “PIK Interest Payment,” and such Interest Payment Due Date, a “PIK Interest Payment Due Date”), which addition of accrued interest will be effective as of the Open of Business on such PIK Interest Payment Due Date, or (ii) paying such accrued interest in cash on such Interest Payment Due Date in accordance with Section 20(B); provided that no interest previously paid pursuant to a PIK Interest Payment may be paid following the relevant PIK Interest Payment Due Date as accrued interest pursuant to clause (ii) of this sentence. In the event that the Issuer does not elect whether to pay interest in kind or in cash on or before an Interest Payment Due Date, the Issuer shall be deemed to have elected to pay such accrued interest due on such Interest Payment Due Date in kind and to have made a PIK Interest Payment. Interest shall accrue and shall be computed on the basis of a 360-day year composed of twelve 30-day months.

(C) Unless interest is paid in cash, on each PIK Interest Payment Due Date, (i) the Issuer shall make a record on its books of the increase in the Outstanding Principal Balance of this Note, if any, as a result of any PIK Interest Payment, which addition of accrued interest will be effective as of the Open of Business on such PIK Interest Payment Due Date, (ii) each Note shall represent the increased Outstanding Principal Balance, if any, and (iii) no separate Note will be issued with respect to such increase.

SECTION 4. INITIAL PUBLIC OFFERING.

(A) Qualified IPO. In the event of a Qualified IPO, the outstanding Note Obligations Amount shall automatically convert in full at the IPO Conversion Time of such Qualified IPO into, and be reclassified as, a number of shares of Common Stock equal to the quotient obtained by dividing (a) the Note Obligations Amount as of the IPO Conversion Time, by (b) the product of (i) the IPO Conversion Price and (ii) one minus the Discount Rate.

(B) Non-Qualified IPO. In the event of a Non-Qualified IPO, the outstanding Note Obligations Amount may, at the option of Holder, convert in full at the IPO Conversion Time of such Non-Qualified IPO into, and be reclassified as, a number of shares of Common Stock equal to the quotient obtained by dividing (a) the Note Obligations Amount, by (b) the product of (i) the IPO Conversion Price and (ii) one minus the Discount Rate.

(C) No Other Conversion Right. Other than described above at the IPO Conversion Time in the event of a Qualified IPO or a Non-Qualified IPO, this Note will not be convertible.

(D) IPO Lockup. The Holder hereby agrees that if requested by the managing underwriter(s) in connection with any IPO, during the period commencing on the date of the final prospectus relating to such IPO and ending on the date specified by the Issuer and the managing underwriter(s) (such period not to exceed 180 days), it will not (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of the Issuer’s Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including the shares of Common Stock issuable upon conversion of this Note) held at the time of the execution of the underwriting agreement entered into by the Issuer and the underwriters in connection with such IPO, which includes, without limitation, the CHESS Depositary Interests of the Issuer (the “CDIs”) that are listed on the Australian Securities Exchange (the “ASX”), whether now owned or hereafter acquired by the Holder or with respect to which the Holder has or hereafter acquires the power of disposition (including, without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the Holder in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and securities which may be issued upon exercise of a stock option or warrant) (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-Up Securities, or file, cause to be filed or cause to be confidentially submitted any registration statement in connection therewith, under the Securities Act, (ii) enter into any hedging, swap, loan or any other agreement or any transaction (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward or any other derivative transaction or instrument, however described or defined) that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such hedging, swap, loan or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, or (iii) publicly disclose the intention to do any of the foregoing described in clauses (i) and (ii) above. If an officer of the Holder is a director of the Issuer (whether as of the date hereof or at the time of receiving any shares of the Common Stock), the Holder further agrees that the foregoing provisions of this Section 4(D) shall be equally applicable to any Issuer-directed shares of Common Stock such director may purchase in any IPO.

For avoidance of doubt, the provisions set forth in this Section 4(D) will not prevent the Holder from surrendering those CDIs to the depository in exchange for shares of Common Stock during the Lock-Up Period (such shares of Common Stock will be Lock-Up Securities); provided that such exchange is not required to be reported during the Lock-Up Period with the Commission on Form 4 or Form 5 in accordance with Section 16(a) of the Exchange Act, and the Holder does not otherwise voluntarily effect any public filing or report regarding such exchange.

Notwithstanding the foregoing, and subject to the conditions below, the Holder may transfer the Lock-Up Securities without the prior written consent of the managing underwriter(s), as described below, provided, that (1) the managing underwriter(s) receive a signed lock-up agreement in the form of this lock-up agreement for the balance of the Lock-Up Period from each donee, devisee, trustee, distributee, or transferee, as the case may be, and each donee, transferee, devisee or distributee agrees to be bound in writing by the terms of this lock-up agreement prior to such transfer, (2) any such transfer shall not involve a disposition for value, and (3) the Holder does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i)	as a bona fide gift or gifts, including, without limitation, to a charitable organization or educational institution;

(ii)	pursuant to an order of a court or regulatory agency having jurisdiction over the Holder;

(iii)	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) and (ii) above;

(iv)	to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the Holder; or

The foregoing provisions of this Section 4(D) shall (x) not apply to the sale of any shares or derivative securities to an underwriter pursuant to an underwriting agreement, and (y) be applicable to the Holder only if Sheffield Holdings is subject to the same restrictions.

The underwriters in connection with such IPO are intended third-party beneficiaries of this Section 4(D) and shall have the right, power and authority to enforce the provisions hereof as though they were parties hereto. In the event that the Issuer or the managing underwriter waives or terminates any of the restrictions contained in a lock-up agreement with Sheffield Holdings (in any such case, the “Released Securities”), the restrictions contained in this Section 4(D) and in any lock-up agreements with the Issuer or such managing underwriter executed by the Holder shall be waived or terminated, as applicable, to the same extent and with respect to the same percentage of securities of the Holder as the percentage of Released Securities represent with respect to the securities held by Sheffield Holdings.

SECTION 5. GUARANTORS.

(A) Guarantee. Subject to this Section 5, each of the Guarantor parties to this Note hereby, jointly and severally, unconditionally guarantees to the Holder, irrespective of the validity and enforceability of this Note or the obligations of the Issuer hereunder, that:

(i) all amounts due and payable under this Note will be promptly paid in full when due, whether at maturity, by acceleration, repayment, redemption or otherwise, as applicable, and interest on the overdue principal of, premium on, if any, and interest on, this Note, if lawful, and all other obligations of the Issuer to the Holder will be promptly paid in full or performed, all in accordance with the terms hereof; and

(ii) in case of any extension of time of payment or renewal of this Note or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay or perform the same immediately. Each Guarantor agrees that this is a guarantee of payment, performance and compliance and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of this Note, the absence of any action to enforce the same, any waiver or consent by the Holder with respect to any provisions hereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor acknowledges that its guarantee shall remain in full force and effect until payment in full or satisfaction of all obligations under this Note.

(B) Releases. If all of the equity interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation), the guarantee of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by the Holder or any other person effective as of the time of such sale or disposition.

SECTION 6. PREPAYMENT.

The Issuer shall be entitled, at its option, at any time following the IPO Conversion Time, to prepay this Note in whole to the extent it was not converted pursuant to Section 3. If the Issuer prepays this Note in these circumstances, it shall do so at a prepayment price equal to the Note Obligations Amount as of the applicable prepayment date. The prepayment date shall be any business day of the Issuer’s choosing not less than five days nor more than 30 days following the Issuer notifying the Holder that it has elected to prepay the Note.

SECTION 7. CONVERSION PROCEDURES.

(A) Conversion Procedures. Upon any conversion the Note shall be converted into fully paid and nonassessable shares of Common Stock, pursuant to the relevant terms set forth herein. If the issuance of Common Stock would result in the issuance of a fractional share, the Issuer shall pay cash in lieu of such fractional share in an amount equal to the portion of the outstanding Note Obligations Amount otherwise represented by such fractional share. The Issuer shall pay any transfer, stamp or similar Tax due on the issuance or delivery of the shares of Common Stock upon conversion, except any such transfer, stamp or similar Tax that is due because the converting Holder requests those shares to be registered in a name other than the Holder’s name, in which case the Issuer shall not be required to make any such issuance or delivery of the shares of Common Stock upon conversion unless and until the Person otherwise entitled to such issuance or delivery has paid to the Issuer the amount of any such transfer, stamp or similar Tax or has established, to the satisfaction of the Issuer, that such transfer, stamp or similar Tax has been paid or is not payable. Delivery of shares of Common Stock shall, unless otherwise requested in writing by the Holder and agreed by the Issuer, be by means of delivery of book entry shares to the account of the Holder or to the account of the securities intermediary of the Holder for the benefit of the Holder, in each case, pursuant to the instructions provided pursuant to this Section 7. The Common Stock due upon any conversion of this Note shall be delivered by the Issuer no later than five business days following the applicable IPO Conversion Time.

(B) Mechanics of Conversion. To exercise its conversion rights in connection with a Non-Qualified IPO, the Holder shall (A) transmit notice to the Issuer by facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on or prior to the applicable IPO Conversion Time, and (B) surrender this Note to the Issuer on or prior to the applicable IPO Conversion Time; provided that failure to timely surrender this Note shall toll, but not release the Issuer of its obligations hereunder or delay the IPO Conversion Time of this Note.

SECTION 8. RANKING AND PRIORITY.

This Note will be senior unsecured indebtedness of the Issuer, ranking equally in right of payment with any present and future senior indebtedness and ranking senior in right of payment to any present and future subordinated indebtedness and to any present or future equity securities or other interests in the Issuer.

SECTION 9. AFFIRMATIVE COVENANT.

If, as of the date of the most recently available financial statements delivered pursuant to Section 13(A) or Section 13(B) hereof, as the case may be, any person shall have become a wholly-owned subsidiary, then the Issuer shall, within 30 days after delivery of such financial statements, cause such material subsidiary to guarantee its obligations as a Guarantor.

SECTION 10. EVENTS OF DEFAULT.

Each of the following shall be an “Event of Default” with respect to this Note:

(A) The Issuer fails to pay the Note Obligations Amount when due, whether upon demand following the Maturity Date, upon acceleration, or otherwise.

(B) The Issuer fails to deliver Common Stock when required following conversion of this Note.

(C) The Issuer or any Guarantor fails to comply with its obligations under this Note and such failure is not remedied within 30 days after receipt by the Issuer of notice from the Holders of such default.

(D) The Issuer or any Guarantor commences a voluntary case or other proceeding seeking to be adjudicated bankrupt or insolvent, or consents to the commencement of, or fails to contest in a timely and appropriate manner, any bankruptcy or insolvency proceedings against it, or files a petition or consent seeking reorganization, intervention or other similar relief under any applicable Law, or consents to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of a substantial part of its assets or files an answer admitting the material allegations of a petition against it in any such proceeding.

(E) The Issuer or any Guarantor makes a general assignment for the benefit of its creditors.

(F) The Issuer or any Guarantor becomes unable, admits in writing its inability or fails generally to pay its debts as they become due.

(G) An involuntary case or other proceeding is commenced against the Issuer or any Guarantor of a proceeding in a court of competent jurisdiction under any bankruptcy or other applicable Law seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official), and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of 60 consecutive days.

SECTION 11. REMEDIES.

Upon the occurrence of an Event of Default that has not been timely cured as provided herein:

(A) Acceleration of Note. In the case of an Event of Default of the type specified in Section 10(D) – (G), the outstanding Note Obligations Amount will become immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Issuer. If any other Event of Default occurs and is continuing, the Holder may, at such Holder’s option, declare the outstanding Note Obligations Amount to be immediately due and payable, whereupon the same will become forthwith due and payable.

(B) Waiver of Default. The Holder may (and upon execution of an instrument or instruments in writing by the Holder, the Holder shall be deemed to) rescind an acceleration or waive any existing Event of Default, together with any of the consequences of such Event of Default. In such event, the Holder and the Issuer will be restored to their respective former positions, rights and obligations hereunder. Any Event of Default so waived will be deemed to have been cured and not to be continuing, but no such waiver will extend to any subsequent or other Event of Default or impair any right of the Holder consequent thereon.

(C) Cumulative Remedies. No failure on the part of the Holder to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by the Holder of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not alternative.

SECTION 12. AUTHORIZED SHARES.

So long as this Note is outstanding, the Issuer shall take and maintain all action as shall be reasonably necessary such that the number of shares of Common Stock shall be duly and validly authorized, reserved (to the extent applicable) and available for issuance at the time of the conversion of this Note pursuant to its terms, and upon issuance in accordance with the terms of this Note, the shares of Common Stock will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Note, the Issuer’s governing documents, applicable federal and state securities laws or liens or encumbrances created by or imposed by the Holder.

SECTION 13. INFORMATION RIGHTS.

Prior to an IPO, the Issuer shall provide the Holder with the below information:

(A) Annual audited consolidated financial statements of the Issuer and its consolidated subsidiaries, audited by an internationally reputable accounting firm as approved by the board of directors of the Issuer, promptly after such financial statements become available but, in any event, no later than the date such financials are provided generally to the Issuer’s shareholders;

(B) Quarterly unaudited consolidated financial statements of the Issuer and its consolidated subsidiaries promptly after such financial statements become available but, in any event, no later than the date such financials are provided generally to the Issuer’s shareholders; and

(C) Any reasonably requested information and assistance necessary for Holder to satisfy its financial reporting, accounting and tax requirements and to transfer the Common Stock pursuant to Rule 144 under the Act or any other applicable exemption from registration under the Act. Issuer shall also provide all reasonably requested information and assistance to remove the restrictive legend on the shares of Common Stock if and when such shares of Common Stock are freely transferable by the Holder under Rule 144.

SECTION 14. VOTING RIGHTS.

Prior to effectiveness of a conversion pursuant to Section 3 hereof, the Holder, solely by virtue solely of its ownership of the Note, will have no rights of a shareholder of the Issuer, including, among things, no voting or governance rights nor the right to participate in any dividend or distribution on the Issuer’s Common Stock.

SECTION 15. AMENDMENTS.

This Note, and any of the terms and provisions hereof, may be amended from time to time with (and only with) the written consent of the Issuer and the Holder. The Holder may waive compliance by the Issuer with any of the terms hereof.

SECTION 16. TRANSFER RESTRICTIONS.

This Note may not be directly or indirectly offered, sold, assigned or transferred by the Holder without the prior written consent of the Issuer. Notwithstanding the foregoing, the Holder may transfer the Note in whole to an affiliate that is under common control with the Holder pursuant to Section 17 hereof. Any offer, sale, assignment or other transfer of this Note is also subject to the restrictive legends of this Note.

SECTION 17. REISSUANCE OF THE NOTE.

(A) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Issuer, whereupon the Issuer will issue and deliver a New Note to the transferee (in accordance with Section 17(C), representing the Outstanding Principal Balance of this Note being transferred by the Holder. The Holder and the transferee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 17(C), following conversion or prepayment of any portion of this Note, the Outstanding Principal Balance represented by this Note may be less than the Outstanding Principal Balance stated on the face of this Note.

(B) Lost, Stolen, Destroyed or Mutilated Note. Upon receipt by the Issuer of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Issuer in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Issuer shall execute and deliver to the Holder a New Note (in accordance with Section 17(C)), representing the Outstanding Principal Balance.

(C) Issuance of New Notes. Whenever the Issuer is required to issue a new Note pursuant to the terms of this Note (a “New Note”), such New Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such New Note, the remaining Outstanding Principal Balance, (iii) shall have an issuance date, as indicated on the face of such New Note, which is the same as the Issuance Date of this Note, (iv) shall have an issuance date, as indicated on the face of such New Note, which is the same as the Issuance Date of this Note, (v) shall be deemed to have accrued its proportional share of the interest under this Note from the immediately preceding Interest Payment Due Date, (vi) shall have the same rights and conditions as this Note and (vii) shall be timely prepared and issued by the Issuer, but in no event shall the Issuer issue such New Note more than five business days after surrender of this Note or the receipt of the evidence reasonably satisfactory to the Issuer pursuant to Section 17(B), as the case may be.

(D) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Issuer, for one or more replacement Notes representing in the aggregate the Outstanding Principal Balance of this Note in accordance with Section 17(C). Each such replacement Note will represent such portion of such Outstanding Principal Balance as is designated by the Holder at the time of such surrender. The Original Principal Amount of this Note shall be allocated pro rata among such replacement Notes based on the Outstanding Principal Balance of the surrendered Note.

SECTION 18. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES.

The Holder shall not by any act or omission be deemed to waive any of its rights or remedies under this Note unless such waiver shall be in writing and signed by the Holder, and then only to the extent specifically set forth therein. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by Law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law, in equity, in tort or otherwise, including injunctive relief or specific performance. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 19. CONSTRUCTION; HEADINGS.

This Note shall be deemed to be jointly drafted by the Issuer and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of or affect the interpretation of this Note.

SECTION 20. NOTICES AND PAYMENTS.

(A) Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally, by overnight courier, by facsimile or by electronic mail or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the Holder at:

Helmerich & Payne International Holdings LLC

Attn: General Counsel

222 N. Detroit Avenue, Tulsa, OK 74120

or addressed to the Issuer at:

Tamboran Resources Corporation

Suite 01, Level 39, Tower One, International Towers Sydney

100 Barangaroo Avenue, Barangaroo NSW 2000, Australia

Attention: Chief Financial Officer.

(B) Payments. Whenever any payment of cash is to be made by the Issuer to any Person pursuant to this Note, such payment shall be made in cash via wire transfer of immediately available funds. The Holder shall provide the Issuer with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any Interest Payment Due Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date.

SECTION 21. GOVERNING LAW, JURISDICTION AND SEVERABILITY.

This Note shall be governed by, and shall be construed in accordance with, the laws of the State of New York. The parties hereto hereby submit to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan in New York City for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby waive, and agree not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

SECTION 22. REGISTRATION RIGHTS.

(A) Subject to Section 22(C) below, in connection with any underwritten registered offering in the United States of shares of Common Stock occurring after the date 180 days after the settlement date of the Issuer’s IPO, the Issuer agrees to permit the Holder to exercise piggyback rights with respect to, and to be included in, such offering all or any portion of the shares of Common Stock held by the Holder (including the shares of Common Stock issued upon conversion of this Note pursuant to Section 3 hereof).

(B) If at any time following the IPO the Issuer files a Form S-1 or Form S-3 resale registration statement for the benefit of other holders of its Common Stock, the Issuer agrees to include in such registration statement all or any portion of the shares of Common Stock held by the Holder (including shares of Common Stock issued upon conversion of this Note pursuant to Section 3 hereof).

(C) Notwithstanding anything to the contrary in this Section 22, the Holder agrees that (i) its rights to participate in any registered offering of Common Stock, whether primary or secondary, shall be junior in all respects to those of Sheffield Holdings in accordance with the terms of the RRA, including, without limitation, with respect to underwriter cutbacks, (ii) nothing herein shall be construed to grant the Holder any additional registration rights or benefits other than those enumerated in Sections 22(A) and 22(B) above (including, without limitation, any demand registration rights, any rights to select underwriters, any rights to receive notifications (other than with respect to piggyback rights) and any other rights or benefits granted under the RRA), and (iii) any registration rights granted pursuant to this Section 22 shall be deemed subject to the requirements, terms and conditions in the RRA with respect to piggyback rights (including, without limitation, Sections 2.2, 2.3, 2.5, 3.5 and 3.7 of the RRA).

SECTION 23. INTERPRETATION.

In this Note, unless otherwise indicated or the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties required and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Note into Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Note or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Note as a whole and not to any particular Section hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Section shall be construed as a reference to that specified Section of this Note; and all references to “$” or “dollars” shall be deemed references to United States dollars.

SECTION 24. BENEFICIAL OWNERSHIP LIMITATION.

Notwithstanding anything to the contrary in this Note, no shares of Common Stock will be issued or delivered upon conversion of this Note, and this Note will not be convertible by the Holder, in each case to the extent, and only to the extent, that such issuance, delivery, or conversion would result in such Holder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such Holder, beneficially owning in excess of 9.9% of the then-outstanding shares of Common Stock (the restrictions set forth in this sentence, the “Ownership Limitation”). For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Exchange Act. If any Common Stock otherwise due upon the conversion of any Note is not delivered as a result of the Ownership Limitation, then the Issuer will deliver such Common Stock as soon as reasonably practicable after the Holder provides written confirmation to the Issuer that such delivery will not contravene the Ownership Limitation. Any purported delivery of shares of Common Stock upon conversion of this Note will be void and have no effect to the extent, and only to the extent, that such delivery would contravene the Ownership Limitation.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Note have caused this Note to be duly executed as of the Issuance Date set out above.

TAMBORAN RESOURCES CORPORATION,
as Issuer

By:	/s/ Joel Riddle
Name: Joel Riddle
Title: Chief Executive Officer

HELMERICH & PAYNE INTERNATIONAL HOLDINGS LLC
as Holder

By:	/s/ Richard B. Lovelace
Name: Richard B. Lovelace
Title: Vice President and Treasurer

TAMBORAN RESOURCES LIMITED,
as Guarantor

By:	/s/ Joel Riddle
Name: Joel Riddle
Title: Director

TAMBORAN (BEETALOO) PTY LIMITED,
as Guarantor

By:	/s/ Joel Riddle
Name: Joel Riddle
Title: Director

TAMBORAN (MCARTHUR) PTY LIMITED,
as Guarantor

By:	/s/ Joel Riddle
Name: Joel Riddle
Title: Director

TAMBORAN SERVICES PTY LIMITED,
as Guarantor

By:	/s/ Joel Riddle
Name: Joel Riddle
Title: Director

[Signature Page to 5.5% Convertible Senior Note due 2029]

TAMBORAN RESOURCES USA LLC,
as Guarantor

By:	/s/ Joel Riddle
Name: Joel Riddle
Title: Chief Executive Officer

TAMBORAN EQUIPMENT LLC,
as Guarantor

By:	/s/ Joel Riddle
Name: Joel Riddle
Title: Chief Executive Officer

TAMBORAN INFRASTRUCTURE PTY LIMITED,
as Guarantor

By:	/s/ Joel Riddle
Name: Joel Riddle
Title: Director

TAMBORAN (EP318) PTY LIMITED,
as Guarantor

By:	/s/ Joel Riddle
Name: Joel Riddle
Title: Director

TAMBORAN (WEST) PTY LTD,
as Guarantor

By:	/s/ Joel Riddle
Name: Joel Riddle
Title: Director

NORTHERN TERRITORY LNG PTY LTD,
as Guarantor

By:	/s/ Joel Riddle
Name: Joel Riddle
Title: Director

[Signature Page to 5.5% Convertible Senior Note due 2029]

TAMBORAN (EQUIPMENT) PTY LIMITED,
as Guarantor

By:	/s/ Joel Riddle
Name: Joel Riddle
Title: Director

TAMBORAN (CARBON SOLUTIONS) PTY LTD,
as Guarantor

By:	/s/ Joel Riddle
Name: Joel Riddle
Title: Director

TAMBORAN (EP197) PTY LIMITED,
as Guarantor

By:	/s/ Joel Riddle
Name: Joel Riddle
Title: Director

TAMBORAN (IP) PTY LIMITED,
as Guarantor

By:	/s/ Joel Riddle
Name: Joel Riddle
Title: Director

SWEETPEA PETROLEUM PTY LIMITED,
as Guarantor

By:	/s/ Joel Riddle
Name: Joel Riddle
Title: Director

[Signature Page to 5.5% Convertible Senior Note due 2029]